EXHIBIT 10.9


                         NATIONAL SCIENTIFIC CORPORATION
                        14455 NORTH HAYDEN RD. SUITE 202
                         SCOTTSDALE, ARIZONA 85260-6947



April 23, 2004

Mr. Anthony Grosso
President, CIS Services, LLC
251 Quail Run Road
Suffield, CT. 06078

Re:  Letter of Understanding

Dear Anthony;

     This letter of understanding is a follow-up to our e-mails and telephone conversations in which we mapped out a near term plan between yourself, CIS Services LLC dba Verify Systems and NSC. The conversations and e-mails have indicated that our mutual intent was NSC would undertake certain actions for the purpose of advancing our sales in the school bus and student tracking market; and you and Verify Systems would undertake complimentary actions serving the same intended purpose. This letter is intended to confirm this relationship in the form of a binding agreement ("Agreement") between Anthony Grosso (Grosso) as an individual and as owner of CIS Services, LLC (CIS) dba Verify Systems, and National Scientific Corporation (NSC) as a Texas Corporation. This letter replaces all previous negotiations and discussions, and contains the complete understanding for the current and future relationship between CIS, Grosso and NSC. Together these individuals and entities are known the parties ("Parties") to this Agreement, and the effective date of this Agreement is the date of this letter.

     National Scientific Corporation agrees to use commercially reasonable efforts to: 1) spend at least four months from the date of this letter attempting to convert (where all Parties deem it practical) PCG, Nextel, and other Verify Systems School Bus leads into pilot programs for NSC and Verify to work on in the future; and 2) further develop NSC IBUS hardware platform to better fit customer requirements; and 3) develop IBUS to PCG software interface, if PCG is ready to use it for Medicaid reimbursement and related markets; and 4) develop IBUS to Nextel software interface, if Nextel is ready to use it in any areas, for general school and related markets; and 5) fund the NSC qualified execution pilots that may come up during the four month period with "blue boxes," and other materials and staff; and 6) pay a $6,000 one-time consulting fee to Anthony Grosso.


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     Additionally,  NSC  agrees to pay Grosso a finder's  fee  ("Finder's  Fee")
equal to 10% of any net revenues related to school bus or student tracking Verify System software sales derived directly during the first year of this Agreement. . The Finder's Fee is limited to application software sales (or application software licensing revenues) NSC receives from its direct use of its license for Verify Systems application software (see below). This fee does not apply to other hardware or software products NSC may develop related to school bus or child tracking, only to Verify Systems application software as it exists today. The Finder's Fee will be payable within 30 days of the receipt by NSC of the customer funds.

     Mr. Grosso's and the associated Verify Systems Corporation, assets, and subsidiaries part of the plan includes the following: Grosso will: 1) keep full legal control of Verify Systems legal entity or entities, including all assets, title to the Intellectual Property, title to the Software, methods and practices and customer records, which are currently held free and clear in an entity called CIS Services, LLC, other than for any modifications to Verify Systems application software that may be made in the future by NSC, which NSC would own; and 2) keep Verify Systems entity in physical existence in the marketplace including maintaining the website, name and image, timely returning phone calls and emails from customers and partners for at least 6 months from the date of this letter; and 3) give NSC full and unrestricted legal access and support for all existing Verify Systems accounts and leads to pursue in any way NSC sees fit, including PCG and Nextel and any other accounts NSC or Mr. Grosso deem worthy of pursuing at the time; and 4) execute a three year exclusive supplier agreement between NSC and Verify Systems ("Exclusive Supplier Agreement") and any successor firms (where Verify Systems key people and assets are involved in the same school market space) to purchase all its bus and related tracking hardware systems from NSC; and 5) grant to NSC an unlimited perpetual source code level license including unlimited distribution rights to all existing Verify Systems software, brands, logos, and marketing materials; which shall be exclusive rights in any accounts NSC invests in direct sales call activity with, where NSC's only payment obligation for this application software shall bee the Finder's Fee; and 6) NSC has the right at any time during the next three years to purchase full and exclusive title to the Verify application software for $50,000; and 7) full and unlimited access to former Verify Systems personnel to help implement it as needed for customers and pilots and projects (NSC to pay these people directly as needed, including Dan Raboin and Anthony Grosso); and
8) deliver electronics copies of all such materials in a useable form to NSC; and 9) direct all relevant new bus system leads to NSC, whereby Grosso would earn a Finders Fee for Verify Systems application software sales (see above).

The following other elements are important to this Agreement, and accepted by all parties to the Agreement:

     1. The parties agree to keep all confidential information as confidential for two years from the date of this letter, and will execute a standard NSC NDA agreement to fully commemorate this matter ("Confidentiality Agreement").
     2.   The term of this Agreement is three years from the date of this letter
     3. This Agreement is governed by the laws of and the courts in the State of Arizona.

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If you find the foregoing  represents our understanding,  kindly sign and return this to us, whereupon this letter along with all its counterparts will become a binding agreement between us.

Very Truly Yours,

/s/  Michael Grollman

Michael Grollman



NSC Accepted by:                 Anthony Grosso for himself and CIS Services LLC

/s/ Michael Grollman             /s/ Anthony Grosso
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Title:                           Title:

CEO                              CEO
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DATE: 5/11/2004                  DATE: 5/14/04
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